EXHIBIT 99.1

Accuray Appoints Healthcare Executive and Physician Byron C. Scott to
Board of Directors

SUNNYVALE, Calif., February 19, 2021 – Accuray Incorporated (NASDAQ: ARAY) announced today the appointment of Byron C. Scott, M.D., MBA to the company’s Board of Directors, effective as of February 12, 2021. Dr. Scott brings significant experience as a physician executive with invaluable global expertise in healthcare analytics and technology.

Dr. Scott is currently on the faculties at the University of Massachusetts, Amherst, Isenberg School of Management and Jefferson University, College of Population Health where he teaches healthcare quality, patient safety, and performance improvement. Previously, Dr. Scott served as Deputy Chief Health Officer at IBM Watson Health, where he successfully guided healthcare organizations in the alignment of strategies, quality and performance improvement, and was an industry-recognized thought leader with respect to Watson Health products and services. Dr. Scott also held leadership roles at Truven Health Analytics, a company providing healthcare quality and efficiency solutions using data, analytics, and consulting, prior to its acquisition by IBM. Previous to his tenure at Truven, Dr. Scott held positions of increasing responsibility at EmCare, a hospital-based physician practice management company that was part of Envision Healthcare, including most recently, as Executive Vice President of the West Division.

“We are pleased to welcome Dr. Scott to the Accuray Board and look forward to working with him during this exciting time in the company's evolution. Accuray continues to develop and introduce differentiated solutions to meet the needs of a continually changing radiation therapy market. Dr. Scott’s background as a physician and expertise in healthcare technology will enable him to offer a unique and important perspective to our management team,” said Joshua H. Levine, President and Chief Executive Officer.

“During my tenure in the healthcare technology arena, I’ve had the opportunity to work with many senior management teams to successfully accelerate their organization’s growth. I joined the Accuray Board because I believe my experience will give me the insights necessary to make a meaningful contribution to the achievement of the company’s financial goals. I truly believe in the organization’s vision and the potential of its industry-leading radiation therapy solutions,” said Byron C. Scott, M.D., MBA.

About Accuray

Accuray is committed to expanding the powerful potential of radiation therapy to improve as many lives as possible. We invent unique, market-changing solutions that are designed to deliver radiation treatments for even the most complex cases—while making commonly treatable cases even easier—to meet the full spectrum of patient needs. We are dedicated to continuous innovation in radiation therapy for oncology, neuro-radiosurgery, and beyond, as we partner with clinicians and administrators, empowering them to help patients get back to their lives, faster. Accuray is headquartered in Sunnyvale, California, with facilities worldwide. To learn more, visit www.accuray.com or follow us on Facebook, LinkedIn, Twitter, and YouTube.

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Media Contact:

Beth Kaplan

Accuray

+1 (408) 789-4426

bkaplan@accuray.com

Investor Contact

EXHIBIT 99.1

Joe Diaz

Investor Relations - Accuray

Tel: +1 (602) 717-7804

E-mail: jdiaz@accuray.com